Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 21, 2017, with respect to the financial statements and supplemental schedule included in the Annual Report of Plexus Corp. 401(k) Retirement Plan on Form 11-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statement of Plexus Corp. on Form S-8 (File No. 333-76728).

/s/ Grant Thornton LLP
Appleton, Wisconsin
June 21, 2017